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


[ENGELHARD Logo Omitted]               101 WOOD AVENUE, ISELIN, NEW JERSEY 08830


BARRY W. PERRY
Chairman and
Chief Executive Officer

                                                                   April 4, 2005

Dear Shareholder:

     You are cordially invited to attend the 2005 Annual Meeting of Shareholders, which will be held at 10:00 a.m., Eastern Daylight Savings Time, on Thursday, May 5, 2005, at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ 08830-3010.

     The enclosed Notice and Proxy Statement contain information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting.

     Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the Annual Meeting.

                                                     Sincerely yours,

                                                     /s/
                                                     -----------------

                              ENGELHARD CORPORATION
                                 101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                             ----------------------

                NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS

                             ----------------------



To our Shareholders:                                               April 4, 2005

     The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 5, 2005 at 10:00 a.m., Eastern Daylight Savings Time, at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ 08830-3010, for the following purposes:

          (1) To elect two Directors;

          (2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and;

          (3) To transact such other business as may properly come before the meeting.

     The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is close of business on March 15, 2005.

     A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at our offices located at 101 Wood Avenue, Iselin, New Jersey, during ordinary business hours for ten days prior to the meeting, and at the meeting.

                                             By Order of the Board of Directors


                                             Arthur A. Dornbusch, II
                                             VICE PRESIDENT, GENERAL COUNSEL AND
                                             SECRETARY


            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
        THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE OR TO VOTE
                        OVER THE INTERNET OR BY TELEPHONE

                              ENGELHARD CORPORATION
                                 101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830


                             ----------------------

                          PROXY STATEMENT FOR THE 2005
                         ANNUAL MEETING OF SHAREHOLDERS

                             ----------------------

                                ABOUT THE MEETING

WHY AM I RECEIVING THESE MATERIALS?

     The Board of Directors of Engelhard Corporation (sometimes referred to as "Engelhard" or "we" or "our") is providing these proxy materials for you in connection with our Annual Meeting of Shareholders, which will take place on Thursday, May 5, 2005. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

WHO IS ENTITLED TO VOTE?

     Holders of Common Stock as of the close of business on March 15, 2005 will be entitled to vote. On such date there were outstanding and entitled to vote 121,964,460 shares of Common Stock of Engelhard, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

WHAT CONSTITUTES A QUORUM?

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum. If you hold your shares in "street name" through a broker or other nominee, shares represented by "broker non-votes" will be counted in determining whether there is a quorum.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to Engelhard, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

     If you are a record holder of Common Stock (that is, if you hold Common Stock in your own name in Engelhard's stock records maintained by our transfer agent, Mellon Investor Services LLC), you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. If you are not a record holder of Common Stock (that is, if you hold Common Stock in "street name" through a broker or other nominee), you may vote your shares by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Daylight Savings Time on May 4, 2005.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I VOTE ELECTRONICALLY OR BY TELEPHONE?

     Yes. After you have submitted a traditional proxy card, you may change your vote at any time before the proxy is exercised by submitting either a notice of revocation or a duly executed proxy bearing a later date. If you previously submitted your proxy through the Internet or by telephone, you may revoke that proxy simply by voting again prior to the time at which such facilities close, by following the same procedures used in casting your prior vote; in that event the later submitted vote will be recorded and the earlier vote revoked.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

     o for election of the nominated slate of Directors (see page 5); and

     o for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 32).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Each item to be voted on at the Annual Meeting requires the affirmative vote of the holders of a majority of the votes cast with respect to such item. A properly executed proxy marked "ABSTAIN" and a broker non-vote with respect to any such matter will not be treated as a vote cast, although it will be counted for purposes of determining whether there is a quorum.

WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?

     The cost of soliciting proxies in the form enclosed will be borne by Engelhard. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, by our employees. We have also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in such solicitation at an estimated fee of $14,000 plus disbursements. Engelhard may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

WHO ARE THE LARGEST OWNERS OF ENGELHARD'S COMMON STOCK?

     Set  forth  below  is  certain   information   with  respect  to  the  only
shareholders known to us who owned beneficially more than five percent (5%) of our voting securities as of March 1, 2005.

                                                               AMOUNT AND
                                                                 NATURE
                                                              OF BENEFICIAL   PERCENT OF
                                                                OWNERSHIP        CLASS
                                                              -------------   ----------
Wellington Management Company, LLP (1)(2) ..................    15,083,985      12.33%
   75 State Street
   Boston, Massachusetts 02109

Dodge & Cox (3) ............................................    13,134,532      10.70%
   555 California Street
   40th Floor
   San Francisco, California 94104

Citigroup Inc. (4) .........................................    12,875,344      10.50%
   399 Park Avenue
   New York, New York 10043

AMVESCAP PLC (5) ...........................................    10,591,510       8.66%
   11 Devonshire Square
   London EC2M 4YR
   England

Vanguard Windsor Funds-Vanguard Windsor Fund (2)(6) ........     8,925,400       7.30%
   100 Vanguard Boulevard
   Malvern, Pennsylvania 19355

State Street Bank and Trust Company, Trustee (7) ...........     6,271,691       5.10%
   225 Franklin Street
   Boston, Massachusetts 02110

------------------
(1)  As reported by Wellington  Management  Company,  LLP on an amendment to its
     Schedule 13G filed with the Securities and Exchange  Commission  ("SEC") on
     February 14, 2005. The Schedule 13G reports that Wellington Management Company, LLP shares dispositive power with respect to all of the reported shares, and shares voting power with respect to 5,739,485 of such shares.

(2) Wellington Management Company, LLP reports that, as an investment adviser, it shares beneficial ownership with one of its clients, Vanguard Windsor Funds. Consequently, the same shares may be shown as beneficially owned by Wellington Management Company, LLP and Vanguard Windsor Funds.

(3) As reported by Dodge & Cox on an amendment to its Schedule 13G filed with the SEC on February 10, 2005. The Schedule 13G reports that Dodge & Cox has sole dispositive power with respect to all of the reported shares, has sole voting power with respect to 12,134,532 of such shares and shares voting power with respect to 243,900 of such shares.

(4) As reported by Citigroup Inc. and its wholly-owned subsidiaries Citigroup Global Markets Inc., Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. on an amendment to its Schedule 13G filed with the SEC on February 11, 2005. The Schedule 13G reports that Citigroup Inc. and its wholly-owned subsidiaries Citigroup Global Markets Inc., Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. have shared beneficial ownership of the reported shares.

(5) As reported by AMVESCAP PLC on Schedule 13G filed with the SEC on February 15, 2005. The Schedule 13G reports that AMVESCAP PLC and its subsidiaries AIM Advisors, Inc., AIM Funds Management, Inc., AIM Private Asset Management, Inc., INVESCO Asset Management Ireland Limited, INVESCO Asset Management Limited, AIM Funds Management, Inc., AIM Capital Management, Inc., INVESCO Institutional (N.A.), Inc., and Stein Roe Investment Counsel, Inc. hold the reported shares as follows: AIM Advisors, Inc., 1,450,800, AIM Funds Management, Inc. 8,120,800, AIM Private Asset Management, Inc. 735,373, INVESCO Asset Management Ireland Limited 91,800, INVESCO Asset Management Limited 300, AIM Funds Management, Inc. 17,000, AIM Capital Management, Inc. 132,600, INVESCO Institutional (N.A.), Inc. 40,337, Stein Roe Investment Counsel, Inc. 2,500.

(6) As reported by Vanguard Windsor Funds-Vanguard Windsor Fund on an amendment to its Schedule 13G filed with the SEC on February 11, 2005.

(7) As reported by State Street Bank and Trust Company, Trustee, on a Schedule 13G filed with the SEC on February 15, 2005.

                            1. ELECTION OF DIRECTORS

     Our Board of Directors consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Mr. Perry and Mr. Watson are nominees for election as Class III Directors at the Annual Meeting. If elected, they will serve until 2008. The Class I Directors will be considered for reelection at our 2006 Annual Meeting. The Class II Directors will be considered for reelection at our 2007 Annual Meeting. Norma T. Pace, a Class III Director, will not stand for re-election to the Board of Directors after the expiration of her term of office in May 2005 and the Board of Directors will reduce the number of seats on the Board from seven to six and will reduce the number of Class III Directors from three to two.

     Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

     The persons named as proxies in the accompanying proxy intend to vote, unless you instruct otherwise in your proxy, "FOR" the election of Mr. Perry and Mr. Watson as Class III Directors.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

     The following table sets forth the name and age of each nominee and Director whose term continues, all other positions and offices, if any, now held with Engelhard and principal occupation during the last five years.

                    NOMINEES FOR REELECTION AT THIS MEETING,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)
                 ----------------------------------------------

BARRY W. PERRY

  Age 58. Mr. Perry has been a director of Engelhard since 1997. He has been the Chairman and Chief Executive Officer of Engelhard since January 2001. From prior to 2000 until 2001, he was the President and Chief Operating Officer of Engelhard. Mr. Perry is also a director of Arrow Electronics, Inc. and Cookson Group plc.

DOUGLAS G. WATSON
  Age 60.  Mr. Watson has been a director of Engelhard  since  1991. He has been the Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management-consulting firm, since prior to 2000. From July 2000 to September 2001, he was the President and Chief Executive Officer of ValiGen N.V., a biotechnology company. He is also a director of Dendreon
     Corporation, InforMedix, Inc. and Genta Inc. and Chairman of OraSure Technologies, Inc.

                     DIRECTORS WITH TERMS EXPIRING MAY 2006,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                  PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)
                  --------------------------------------------

MARION H. ANTONINI
  Age 74. Mr. Antonini has been a director of Engelhard since 1985. He has been a Principal of Kohlberg & Co., a private merchant banking firm, since prior to 2000 and has served as a director and an executive for many companies in which Kohlberg & Co. held an interest. One of these, Printing Arts America, a private commercial printing company, filed a Chapter 11 bankruptcy petition in October 2001, within two years of Mr. Antonini's resignation as its President. He is also a director of Scientific-Atlanta, Inc. and Redaelli Tecna S.p.A.

HENRY R. SLACK
  Age 55.  Mr. Slac k has  been a director of Engelhard since 1981, resigned May
     21, 1999, and was re-elected to the Board of Directors as a Class I director on June 3, 1999. He has been the Chairman of Terra Industries Inc., a global nitrogen-based fertilizer company, since April 2001. From prior to 2000 to August 2002, he was Chairman of Task (USA) Inc., a private investment company. He is also a director of African Gold Plc.

                     DIRECTORS WITH TERMS EXPIRING MAY 2007,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                  PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)
                  ---------------------------------------------

DAVID L. BURNER
  Age 65. Mr. Burner has been a director of Engelhard since October 2003. He was the Chairman and Chief Executive Officer of Goodrich Corporation, an aerospace systems and services company, from prior to 2000 until his retirement in October 2003. He is also a director of Progress Energy, Inc., Milacron, Inc., Lance, Inc. and Briggs & Stratton Corporation.

JAMES V. NAPIER
  Age 68. Mr.  Napier has been a director of  Engelhard since  1986.  He was the
     Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, from prior to 2000 until his retirement in November 2000. He is also a director of Scientific-Atlanta, Inc., Intelligent Systems Corporation, Vulcan Materials Company, McKesson Corporation and Wabtec Corporation.

                    SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

HOW MUCH COMMON STOCK DO ENGELHARD'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     Set forth in the following table is the beneficial ownership of Common Stock as of March 1, 2005 for all nominees, Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group.

        NAME                                                SHARES                          PERCENT
        ----                                                ------                          -------
Marion H. Antonini ....................................      113,895(1)(2)(3)(4)(5)             *
David L. Burner .......................................        8,883(1)(2)(5)                   *
Arthur A. Dornbusch, II ...............................      733,745(6)(7)                      *
John C. Hess ..........................................      308,566(6)(7)                      *
James V. Napier .......................................       67,208(1)(2)(3)(5)                *
Norma T. Pace .........................................       70,623(1)(2)(5)                   *
Barry W. Perry ........................................    1,723,578(2)(6)(7)                 1.38
Alan J. Shaw ..........................................       39,735(6)(7)                      *
Henry R. Slack ........................................       27,137(1)(2)(4)(5)                *
Michael A. Sperduto ...................................      278,323(6)(7)                      *
Douglas G. Watson .....................................       85,403(1)(2)(3)(5)                *
All Directors and Executive Officers as a group .......    3,630,618(1)(2)(3)(4)(5)(6)(7)     2.90

* Represents beneficial ownership of less than 1%.

---------------
(1) Includes 22,500 shares of Common Stock subject to options granted to each of Messrs. Antonini, Napier and Watson, and Mrs. Pace, 10,500 shares of Common Stock subject to options granted to Mr. Slack and 750 shares of Common Stock subject to options granted to Mr. Burner under our Directors Stock Option Plan, which options may be exercised within 60 days from March 1, 2005.

(2)  Includes 22,397,  540, 17,571,  3,289, 9,819 and 20,716 non-voting deferred stock units earned by Messrs. Antonini, Burner, Napier, Slack, Watson and Mrs. Pace under the Deferred Stock Plan for Non-employee Directors. Each deferred stock unit will be converted into a share of Common Stock upon termination of service. Also includes 21,470 non-voting restricted stock units for Mr. Perry. See the description of Mr. Perry's restricted stock units on page 26.

(3) Includes 55,403, 16,614 and 16,882 non-voting deferred stock units held by Messrs. Antonini, Napier and Watson under the Deferred Compensation Plan for Directors of Engelhard. Each deferred stock unit will be converted into a share of Common Stock at a future date based on the prior written request of each respective Director as prescribed by the plan.

(4) Includes 1,000 and 3,225 shares as to which Messrs. Antonini and Slack, respectively, disclaim beneficial ownership.

(5) Includes 7,593 shares of voting, but unvested, Common Stock for each of Messrs. Antonini, Burner, Napier, Slack, Watson, and Mrs. Pace granted under the Stock Bonus Plan for Non-employee Directors.

(6)  Includes 560,779, 270,831, 1,530,128,  15,681, 231,622 and 2,853,164 shares of Common Stock subject to options granted to Messrs. Dornbusch, Hess, Perry, Shaw, Sperduto and all Directors and Executive Officers as a group, respectively, under our Stock Option Plan of 1991 (the "Stock Option Plan"), the Directors Stock Option Plan and the 2002 Long Term Incentive Plan, which options may be exercised within 60 days from March 1, 2005.

(7)  Includes  16,091,  10,638,  74,613,  8,372,  15,310 and  134,282  shares of voting, but unvested, restricted Common Stock held by Messrs. Dornbusch, Hess, Perry, Shaw, Sperduto and all Directors and Executive Officers as a group, respectively.

                              CORPORATE GOVERNANCE

HOW OFTEN DID THE BOARD OF DIRECTORS MEET DURING 2004?

     Our Board of Directors held a total of seven meetings during 2004. During 2004, all of our Directors attended more than 90% of the meetings of the Board and meetings of committees of the Board on which they served.

     Engelhard's Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of shareholders. All then members of Engelhard's Board of Directors attended the Annual Meeting of Shareholders in 2004.

WHAT COMMITTEES DOES THE BOARD OF DIRECTORS HAVE?

     Initially in 2004, the standing committees of the Board of Directors included an Audit Committee, a Compensation Committee and a Stock Option/Stock Bonus Committee. Effective February 12, 2004, the Board of Directors revised its committee structure. Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Copies of the charters for these committees, as well as Engelhard's Corporate Governance Guidelines, Engelhard's Policies of Business Conduct and Senior Financial Officer Ethics Code, are available under the Corporate Governance portion of the Investor Relations section of our website at WWW.ENGELHARD.COM and without charge in print to any shareholder who requests them from our Corporate Secretary. The Board of Directors also has a Pension and Employee Benefit Committee and an Executive Committee.

AUDIT COMMITTEE

     The members of the Audit Committee are Mr. Watson (Chairman), Mr. Burner and Mr. Napier. The Audit Committee assists the Board of Directors' oversight of
(a) the integrity of Engelhard's financial statements, (b) the independent auditor's qualifications and independence, (c) the performance of Engelhard's internal audit function and independent auditors and (d) Engelhard's compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint and terminate Engelhard's independent auditors. The Board of Directors has determined that all three members of the Audit Committee are audit committee financial experts as described in Item 401(h) of Regulation S-K. In addition, the Board of Directors has determined that each of the members of the Audit Committee is "independent" as defined by the New York Stock Exchange

("NYSE") Listing Standards and the rules of the SEC applicable to audit committee members. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934. See "Report of Audit Committee" on page 30 for more information. The Audit Committee held 12 meetings during 2004 and conducted a review and self-assessment in 2005. Mr. Burner currently serves on three other audit committees, in addition to Engelhard's. The Board of Directors has determined that such service would not impair Mr. Burner's ability to effectively serve on Engelhard's Audit Committee, and has approved such service pursuant to our Corporate Governance Guidelines.

COMPENSATION COMMITTEE

     The members of the Compensation Committee are Messrs. Antonini (Chairman) and Slack and Mrs. Pace. The Compensation Committee assists the Board of Directors by taking direct responsibility for (a) reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluating the Chief Executive Officer's compensation in light of these goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer's compensation level based on this evaluation, (b) reviewing and approving compensation for executives (other than the Chief
Executive Officer) and reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans, and (c) producing an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable laws, rules and regulations. The Board of Directors has determined that each member of the Compensation Committee is "independent" as defined by the NYSE Listing Standards. The Compensation Committee (and its predecessor) held seven meetings during 2004 and conducted a review and self-assessment in 2005. See "Compensation Committee Report on Executive Compensation" on page 24 for more information.

NOMINATING AND GOVERNANCE COMMITTEE

     The members of the Nominating and Governance Committee are Messrs. Antonini (Chairman) and Watson. The Nominating and Governance Committee is primarily responsible for (a) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board, (b) overseeing the evaluation of the Board and management and (c) developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company. The Board of Directors has determined that each member of the Nominating and Governance Committee is "independent" as defined by the NYSE Listing Standards and our Director Independence Standards. The Nominating and Governance Committee was formed in February 2004, held one meeting in 2004 and conducted a review and self-assessment in 2005.

     The Nominating and Governance Committee selects each nominee based on the nominee's skills, achievements and experience. As set forth in Engelhard's Corporate Governance

Guidelines, the following criteria will be considered in selecting candidates for the Board: independence, wisdom, integrity, an understanding and general acceptance of Engelhard's corporate policy, valid business or professional knowledge and experience that can bear on Engelhard's and the Board of Directors' challenges and deliberations, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one's mind, an ability to challenge and stimulate management, future orientation, a willingness to commit time and energy, diversity, and international/global experience.

     When seeking candidates for Director, the Nominating and Governance Committee may solicit suggestions from incumbent Directors, management, shareholders or others. After conducting an initial evaluation of a candidate, the Nominating and Governance Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate's election. The Nominating and Governance Committee has the authority under its charter to retain a search firm. The Company has engaged an executive recruitment firm, reporting to the Nominating and Governance Committee, to identify and conduct preliminary evaluations of potential nominees.

     Engelhard's Corporate Governance Guidelines provide that the Governance and Nominating Committee will consider proposals for nominees for Director by shareholders, which are made in writing to Corporate Secretary, Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830. In order to nominate a director at the Annual Meeting, Engelhard's By-Laws require that a shareholder follow the procedures set forth in Article II, Section 7 of Engelhard's By-Laws. In order to recommend a nominee for a director position, a shareholder must be a shareholder of record at the time it gives notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Shareholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of Engelhard (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of Engelhard's notice of annual meeting for the preceding year's annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year's annual meeting, the shareholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     The shareholder notice must set forth the following:

     o As to each person the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitation of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such person's written consent of the nominee to serve as a director if elected, and

     o As to the nominating shareholder and the beneficial owner, if any, on whose behalf the nomination is made, such shareholder's and beneficial owner's, name and address as they appear on Engelhard's books, the class and number of shares of Engelhard's common stock which are owned beneficially and of record by such shareholder and such beneficial owner, and whether either such shareholder or such beneficial owner intends to deliver a proxy statement and form of proxy to shareholder.

     In addition to complying with the foregoing procedures, any shareholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

HOW DOES THE COMPANY MAKE INDEPENDENCE DETERMINATIONS FOR DIRECTORS?

     Under the Company's Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the Corporate Governance Standards of the New York Stock Exchange. To be deemed "independent," the Board must determine, after due deliberation, that the director has no material relationship with the Company other than as a director. In making such determination, the Board adheres to all of the specific tests for independence included in the New York Stock Exchange listing standards and considers all other facts and circumstances it deems necessary or advisable and the standards of director independence established by the Company. During the course of a year, directors are expected to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as independent.

     The basis for a Board's determination that a relationship is not material must be disclosed in the Company's annual proxy statement. In this regard, pursuant to the Corporate Governance Standards of the New York Stock Exchange, the Board adopted the Director Independence Standards to assist it in making determinations of independence. A copy of the Director Independence Standards used to determine is attached as Appendix B to this Proxy Statement. Any determination of independence for a director who does not meet these standards must be specifically explained.

HOW CAN I COMMUNICATE WITH BOARD MEMBERS?

     Except as otherwise designated, the Chairman of the Nominating and Governance Committee will serve as the presiding Director of regularly scheduled meetings of the Non-Management Directors. Engelhard's Corporate Governance Guidelines provide that shareholders of Engelhard and other interested parties may communicate with one or more of the Non-Management Directors by mail in care of General Counsel, 101 Wood Avenue, Iselin, New Jersey 08830. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to any specific addressee and any other appropriate Director or Directors for review. Unsolicited commercial materials will be available to any Non-Management Director who wishes to review it.

HOW ARE DIRECTORS COMPENSATED?

     Directors who are not our employees each receive a retainer at the annual rate of $50,000. In addition, Non-employee Directors receive a $1,500 fee for each Board meeting attended. Non-employee Directors also receive a $1,500 fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they serve; and the chairman of the audit and compensation committee receives an additional $10,000 annual retainer, whereas the chairman of each other committee receives an additional $7,500 annual retainer. Directors who are employed by us do not receive any Directors' fees or retainers.

     Pursuant to our Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan"), each Non-employee Director is credited with deferred stock units, each of which evidences the right to receive a share of Common Stock of Engelhard upon the Director's termination of service. Deferred stock units were credited to the accounts of the Non-employee Directors annually on each May 31 with an amount of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to such Non-employee Director then in effect by the average daily closing price per share of Common Stock of Engelhard for the 20 trading days ending two days prior to such date. For years beginning with 2003, the date deferred stock units will be credited to accounts of Non-employee Directors has been changed to the record date for payment of dividends on shares of Common Stock of Engelhard occurring in the last month of the second calendar quarter of each year, and deferred stock units will be credited only to Non-employee Directors serving on the May 31 immediately preceding the crediting date. When a regular cash dividend is paid on the Common Stock, the dividend equivalent on deferred stock units is reinvested in additional deferred stock units. The entire balance of a Non-employee Director's account under the Deferred Stock Plan will be paid to the Non-employee Director, in either a lump sum or installments at the election of such Non-employee Director, in shares of our Common Stock upon the Non-employee Director's termination of service. If a "change in control" occurs and the Non-employee Director ceases to be a Director or the Deferred Stock Plan is terminated, shares equal to the entire balance of the account will be distributed within 30 days.

     Pursuant to our Stock Bonus Plan for Non-Employee Directors (the "Directors Stock Bonus Plan"), each person who becomes a Non-employee Director prior to June 30, 2006 shall be awarded 7,593 shares of our Common Stock effective as of such person's election to our Board of Directors. Such shares will tentatively vest in equal increments over a ten-year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a Non-employee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service. Shares may be received prior to such date if there has been a "change in control." If receipt of shares is accelerated due to a change in control, an additional payment will be made to compensate for the loss of the tax deferral.

     Pursuant to our Directors Stock Option Plan, each Non-employee Director in office on the date of the regular meeting of the Board in December of each year will automatically be granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to the fair market value of such shares at the date of grant. Each option becomes exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option terminates on the tenth anniversary of the date of grant. Each option held by a director which was granted more than one year before his or her termination of service as a director shall become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age 65; options may become exercisable prior to such date if there has been an "acquisition of a control interest."

     Pursuant to our Deferred Compensation Plan for Directors, Non-employee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director into a cash or stock account. Under our Deferred Compensation Plan for Directors, deferred amounts will be paid at time of a "change in control" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our Executive Officers and Directors and persons who own more than 10% of a registered class of Engelhard's equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such Executive Officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 2004.

                              CERTAIN TRANSACTIONS

     Citibank, N.A., a subsidiary of Citigroup Inc., which reports beneficial ownership of more than 5% of our Common Stock, participated with other lenders in lines of credit available to Engelhard under revolving credit facilities. Citibank's total commitment was $39,000,000, none of which was drawn in 2004. In 2004, Citibank received an initial fee of $6,000 and annual facility fees of approximately $35,500 for these facilities. We use subsidiaries of Citigroup, as well as other firms, to provide cash management services to Engelhard. Fees to subsidiaries of Citigroup for these services aggregated less than $30,000 in 2004.

     Subsidiaries of Citigroup and other firms, engage in foreign exchange and commodities transactions with Engelhard in the ordinary course of business. All of these transactions are negotiated at arms-length as principals in competitive markets. During 2004, foreign exchange transactions with subsidiaries of Citigroup aggregated approximately $57,000,000. In addition,
during  2004,   Engelhard   provided   services  in  precious  metals  financing
transactions in which subsidiaries of Citigroup received funds from third parties. Engelhard received approximately $159,945 in fees from subsidiaries of Citigroup in connection with these transactions.

     Vanguard Group, an affiliate of Vanguard Windsor Funds, which reports beneficial ownership of more than 5% of our Common Stock, received $121,260 for administering 401(k) plans for our employees during 2004.

     State Street Bank and Trust Company, which reports beneficial ownership of more than 5% of our Common Stock, provides asset management services for our domestic pension plans. Plan assets under management are $51,721,370 at December 31, 2004 and fees paid by our pension plan trust totaled $27,635 for the year ended December 31, 2004.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the compensation paid by us for services rendered in all capacities during each of the last three fiscal years to our Chief Executive Officer and our other four most highly compensated Executive Officers.

                               SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                             ANNUAL COMPENSATION                               AWARDS (1)
                          ----------------------------------------------  --------------------------
                                                            OTHER ANNUAL   RESTRICTED                    ALL OTHER
                                                            COMPENSATION      STOCK                    COMPENSATION
                           YEAR   SALARY ($)   BONUS ($)        ($)       AWARDS ($) (2)  OPTIONS (#)   ($) (1)(3)
                           ----   ----------  ----------    ------------  --------------  -----------  ------------
Barry W. Perry ..........  2004   1,100,000   1,760,000      214,466(5)       465,067       258,688      679,691(7)
Director, Chairman         2003   1,000,000   2,014,900(4)   145,768(5)     1,000,288       238,388      375,398
and Chief Executive        2002     900,000   1,100,000      143,316(5)       326,403       293,352      355,040
Officer

Michael A. Sperduto .....  2004     333,773     330,000           --          169,198        67,852       31,339
Vice President,            2003     307,625     243,400           --          143,434        61,168       29,581
Chief Financial Officer    2002     267,500     200,000           --          127,755        79,628       27,977

Arthur A. Dornbusch, II    2004     333,456     265,000       13,771(6)       142,657        60,172      576,558(7)
Vice President,            2003     325,323     218,100       12,092(6)       135,209        57,460      100,607
General Counsel            2002     315,848     190,000       10,443(6)       127,755        83,520       95,150
and Secretary

John C. Hess ............  2004     272,255     215,000           --          101,941        38,660      113,128(7)
Vice President,            2003     261,783     167,400           --           91,486        36,208       54,658
Human Resources            2002     249,318     144,000           --           82,017        49,884       51,693

Alan J. Shaw ............  2004     234,600     127,363           --           50,970        18,072           --
Controller                 2003     230,000     101,400           --           52,092        18,724           --
                           2002     213,225     289,792           --           35,789            --           --

----------------
(1) Our Key Employees Stock Bonus Plan, our Stock Option Plan, our Restricted Cash Incentive Compensation Plan, our 2002 Long Term Incentive Plan and our 2003 Share Performance Incentive Plan provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 21.

(2) As of December 31, 2004, Messrs. Perry, Sperduto, Dornbusch, Hess and Shaw held 97,062, 13,870, 18,319, 11,456 and 11,854 unvested shares, respectively, of stock and stock units, which were awarded pursuant to our Key Employees Stock Bonus Plan and 2002 Long Term Incentive Plan having a market value of $2,976,892, $425,393, $561,844, $351,356 and $363,562,
     respectively. These amounts do not include the grants of restricted stock which were made in 2005 for services rendered during 2004. Restricted stock awards of Engelhard's Common Stock granted under the Key Employees Stock Bonus Plan and the restricted stock units granted under the 2002 Long Term Incentive Plan vest in five equal annual installments commencing in the year following the grant (or in the case of the January 2002 award of 29,300 shares to Mr. Perry, such award vests entirely on the fifth anniversary of the date of grant). Vesting will be accelerated upon the occurrence of a "change in control." We pay dividends on restricted stock and credit dividend equivalents on restricted stock units, if and to the extent paid on Common Stock generally, but pay no dividends on stock options. For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 21.

(3) Amounts for 2003 and 2002 represents payouts pursuant to restricted cash awards made in 2000 under the Restricted Cash Incentive Compensation Plan. Amounts for 2004 include payments to Messrs. Perry, Sperduto, Dornbusch and Hess of $397,707, $31,339, $106,585 and $57,906, respectively, pursuant to the Restricted Cash Incentive Compensation Plan.

(4) Includes $750,000 awarded under the 2003 Share Performance Incentive Plan. Under this plan, Mr. Perry was entitled to a formula-based cash award if Engelhard's average closing stock price from January 1, 2003 through December

     31, 2003 exceeded $28 and the average return on Engelhard's Common Stock during that period exceeded the average return on the S&P All Chemicals Index, or, if greater, an award of $750,000 if Engelhard's average closing stock price for the last twenty trading days of 2003 exceeded 115% of the average closing price for the same period in 2002. The average closing price condition was met, and Mr. Perry's award has been credited to a deferred compensation account, and will vest in three equal annual installments beginning on the first anniversary of the date of grant. The amount of any vested bonus, together with interest credited thereon, will generally be payable upon termination of Mr. Perry's employment. Vesting will accelerate upon a termination of Mr. Perry's employment due to disability, retirement or death, and the award will continue to vest if Mr. Perry's employment is terminated by Engelhard not for cause. This award is not included in computation of Mr. Perry's pension benefits.

(5) Includes $100,000 for financial and tax planning, legal services and life insurance in 2004. Also includes $25,000 for life insurance in 2003 and 2002 and $47,068 for supplemental disability insurance coverage in each of 2004, 2003 and 2002.

(6) Represents interest accrued during 2004, 2003 and 2002 in excess of 120% of the applicable federal interest rate with respect to salary deferrals.

(7) In light of the expiration of certain options held by Messrs. Perry, Dornbusch and Hess during a company-mandated blackout period in 2004, the Board authorized cash awards to Messrs. Perry, Dornbusch and Hess, of $281,984, $469,973, and $55,222, respectively, which represented the economic value of the expired options as of the expiration date of the options. These amounts are included in the "All Other Compensation" amount reflected in the Summary Compensation Table.

     The following table sets forth information concerning individual grants of stock options made under the 2002 Long Term Incentive Plan in December 2004 and February 2005 for services rendered during 2004 by each of the named Executive Officers.

                 OPTION GRANTS FOR SERVICES RENDERED DURING 2004

                                                                                              GRANT DATE
                                                     INDIVIDUAL GRANTS                           VALUE
     -------------------------------------------------------------------------------------   ------------

                                  NUMBER OF        % OF TOTAL
                                 SECURITIES      OPTIONS GRANTED
                                 UNDERLYING     TO EMPLOYEES FOR   EXERCISE OR                GRANT DATE
                                   OPTIONS      SERVICES RENDERED  BASE PRICE   EXPIRATION   PRESENT VALUE
             NAME              GRANTED (#) (1)     DURING 2004       ($/SH)        DATE         ($) (2)
---------------------------    ---------------  -----------------  -----------  ----------   -------------
Barry W. Perry ............        185,808             16%            28.95     12/9/2014     1,843,215
                                    72,880              6%            30.09      2/3/2015       760,867

Michael A. Sperduto .......         41,348              4%            28.95     12/9/2014       410,172
                                    26,504              2%            30.09      2/3/2015       276,702

Arthur A. Dornbusch, II ...         37,820              3%            28.95     12/9/2014       375,174
                                    22,352              2%            30.09      2/3/2015       233,355

John C. Hess ..............         22,692              2%            28.95     12/9/2014       225,105
                                    15,968              1%            30.09      2/3/2015       166,706

Alan J. Shaw ..............         10,088              1%            28.95     12/9/2014       100,073
                                     7,984              1%            30.09      2/3/2015        83,353

--------------
(1) Options have a ten-year term and vest in four equal annual installments beginning on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 21.

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of the Common Stock during the applicable period. The model assumes:

     (a) an option term of 6.75 years, which represents anticipated exercise trends for the named Executive Officers;

     (b) interest rates of 3.85% and 3.94% for December 2004 and February 2005, respectively, that represent the current yield curves as of the grant dates;

     (c) an average volatility of approximately 32.30% calculated using average weekly stock prices for the 6.75 years prior to the grant date; and

     (d) dividend yields of 1.52% and 1.46% for December 2004 and February 2005, respectively (the dividend yields on the applicable grant dates).

     The following table sets forth information concerning each exercise of stock options during 2004 by each of the named Executive Officers and the value of unexercised options at December 31, 2004.

       AGGREGATE OPTION EXERCISES IN 2004 AND VALUES AT DECEMBER 31, 2004

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING            VALUE OF UNEXERCISED
                                 SHARES                UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                               ACQUIRED ON   VALUE      DECEMBER 31, 2004 (#)      DECEMBER 31, 2004 ($)
                                EXERCISE   REALIZED  -------------------------  ---------------------------
NAME                               (#)        ($)    EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------  ----------- --------  ----------- -------------  -----------  --------------
Barry W. Perry .............        --        --      1,450,590     693,769     14,315,568      2,532,075
Michael A. Sperduto ........        --        --        208,723     161,404      1,940,352        661,280
Arthur A. Dornbusch, II ....        --        --        546,117     168,691      5,764,937        730,167
John C. Hess ...............        --        --        259,709     103,506      2,757,440        445,626
Alan J. Shaw ...............        --        --         13,517      26,295        134,894         40,058

                                  PENSION PLANS

     The following table shows estimated annual pension benefits payable to a covered participant at normal retirement age under our qualified defined benefit pension plan, as well as the non-qualified supplemental retirement program. This non-qualified plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provides enhanced benefits for certain named key executives, including the individuals named in the Summary Compensation Table, based on remuneration that is covered under the plans and years of service with Engelhard and its subsidiaries.

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE
                                --------------------------------------------------------------------
FINAL AVERAGE PAY                15 YEARS       20 YEARS      25 YEARS       30 YEARS      35 YEARS
----------------------------    ----------    ----------     ----------     ----------    ----------
$    400,000 ...............    $  133,008    $  181,008     $  229,008     $  277,008    $  277,008
     600,000 ...............       205,008       277,008        349,008        421,008       421,008
     800,000 ...............       277,008       373,008        469,008        565,008       565,008
   1,000,000 ...............       349,008       469,008        589,008        709,008       709,008
   1,200,000 ...............       421,008       565,008        709,008        853,008       853,008
   1,400,000 ...............       493,008       661,008        829,008        997,008       997,008
   1,600,000 ...............       565,008       757,008        949,008      1,141,008     1,141,008
   1,800,000 ...............       637,008       853,008      1,069,008      1,285,008     1,285,008
   2,000,000 ...............       709,008       949,008      1,189,008      1,429,008     1,429,008
   2,200,000 ...............       781,008     1,045,008      1,309,008      1,573,008     1,573,008
   2,400,000 ...............       853,008     1,141,008      1,429,008      1,717,008     1,717,008
   2,600,000 ...............       925,008     1,237,008      1,549,008      1,861,008     1,861,008
   2,800,000 ...............       997,008     1,333,008      1,669,008      2,005,008     2,005,008
   3,000,000 ...............     1,069,008     1,429,008      1,789,008      2,149,008     2,149,008
   3,200,000 ...............     1,141,008     1,525,008      1,909,008      2,293,008     2,293,008
   3,400,000 ...............     1,213,008     1,621,008      2,029,008      2,437,008     2,437,008
   3,600,000 ...............     1,285,008     1,717,008      2,149,008      2,581,008     2,581,008

     A participant's remuneration covered by our pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 17, credited years of service under the plans as of December 31, 2004 are as follows: Mr. Perry, 16 years; Mr. Sperduto, 21 years; Mr. Dornbusch, 28 years; Mr. Hess, 20 years; and Mr. Shaw, 23 years. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     Engelhard entered into an employment agreement with Mr. Perry dated as of August 2, 2001. The initial term of the agreement was extended until December 31, 2003. Mr. Perry's employment agreement is automatically extended for successive periods so that the remaining term shall always be twelve months, unless notice of intention not to extend shall have been given in writing twelve months prior to the expiration of any extended term. The agreement will terminate no later than December 31, 2011. The agreement provides for an annual salary of not less than $750,000 for calendar year 2001, $900,000 for calendar year 2002 and $1,000,000 for calendar year 2003, with increases thereafter to be determined by the Compensation Committee of the Board of Directors. In addition, the employment agreement provides for participation in Engelhard's annual incentive program with target award amounts (not less than one-third of which shall be in the form of a cash bonus) of 75% of the annual salary for 2001, 100% of the annual salary for 2002, and 125% of the annual salary for 2003 and thereafter. The agreement (and similar arrangements established by the Compensation Committee) also provided for a formula-based grant of additional equity awards for 2001, 2002, 2003 and 2004 if Engelhard's average closing stock price and the total return on Engelhard's Common Stock met designated targets. Mr. Perry received awards under these arrangements for 2001 and 2003. Mr. Perry also received an additional five years of credited service under our supplemental retirement program, is entitled to participate in the benefit plans of Engelhard and is entitled to certain other perquisites.

     In the event Engelhard terminates Mr. Perry's employment other than for cause (as defined in the agreement) or in the event Mr. Perry terminates his employment for good reason (as defined in the agreement), the employment agreement provides that Mr. Perry will receive an amount equal to two times the lesser of (i) 4.5 times his then current annual base salary or (ii) the average for the three calendar years preceding such calculation of the sum of Mr. Perry's annual base salary, annual bonus and the grant date cash value of equity based awards. Amounts payable pursuant to this termination provision will be reduced by certain severance amounts paid to Mr. Perry under the Change in Control Agreements described below. Upon any such termination, Mr. Perry will also be entitled to continued benefits for two years following such termination.

     Pursuant to our Change in Control Agreements, we will provide severance benefits in the event of a termination of an Executive (as defined), except a termination:

     (1) because of death,

     (2) because of "Disability,"

     (3) by Engelhard for "Cause," or

     (4) by the Executive other than for "Good Reason,"

within the period beginning on the date of a "Potential Change in Control" (as such terms are defined in the Change in Control Agreement) or "change in control" (as defined below) and ending on the third anniversary of the date on which a "change in control" occurs. The severance benefits include:

     (1) the payment of salary to the Executive through the date of termination of employment together with salary in lieu of vacation accrued;

     (2) an amount equal to a pro-rated incentive pool award under our Incentive Compensation Plan, determined as set forth in the Agreement;

     (3) an amount equal to two times the sum of the highest annual salary and incentive pool award in effect during any of the preceding 36 months, determined as set forth in the Agreement;

     (4) continued coverage under our life, disability, health, dental and other employee welfare benefit plans for up to two years;

     (5) continued participation and benefit accruals under our Supplemental Retirement Program for two years following the date of termination; and

     (6) an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

     Each of Messrs. Perry, Sperduto, Dornbusch and Hess is defined as an Executive.

     For purposes of our Change in Control Agreements, a "change in control" is triggered if one of the following occurs:

     (1) twenty-five percent or more of our outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of persons, other than the groups presently owning the same, or

     (2) a majority of our Board of Directors ceases to consist of the existing membership or successors approved by the existing membership or their similar successors, or

     (3) shareholders approve a reorganization or merger with respect to which the persons who were the beneficial owners of our outstanding voting securities immediately prior thereto do not, following the reorganization or merger, beneficially own more than 60% of the outstanding voting securities of the corporation resulting from the reorganization or merger in substantially the same proportions as their ownership of our voting securities immediately prior thereto, or

     (4)  shareholder approval of either:

          (a) a complete liquidation or dissolution of Engelhard or

          (b) a sale or other disposition of all or substantially all of the assets of Engelhard, other than to a corporation, with respect to which following such sale or other disposition, more than 60% of Engelhard's outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

     Our Key Employees Stock Bonus Plan, our Stock Option Plans and our 2002 Long Term Incentive Plan, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of a "change in control" as defined above, except that a "change in control" is triggered by twenty percent, rather than twenty-five percent, beneficial ownership of Engelhard's outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the groups presently owning the same. If vesting of awards under the Key Employees Stock Bonus Plan is accelerated, an additional payment will be made to compensate for the loss of tax deferral.

     Unless a contrary advance election is made, amounts deferred under our Deferred Compensation Plan for Key Employees will be paid in a lump sum upon a "change in control" (a "change in control" for this purpose will occur if either
(1) or (2) in the above definition of "change in control" occurs). If payments are so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral. Under our Directors and Executives Deferred Compensation Plans, which provided for elective deferrals of compensation earned for years from 1986 through 1993, deferred amounts will be paid at the time of an "acquisition of a control interest" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment. In addition, certain supplemental retirement benefits under our Supplemental Retirement Program will vest upon a "change in control" (defined as described above in the case of the Change in Control Agreements).

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under the overall direction of the Compensation Committee of the Board of Directors and in accordance with our Stock Option Plans and Long Term Incentive Plan approved by our shareholders, we have developed and implemented compensation programs designed to:

     o Attract and retain key employees who can build and continue to grow a successful company;

     o Provide incentive to achieve high levels of company, business, and individual performance; and

     o  Maintain and enhance alignment of employee and shareholder interests.

     The Compensation Committee is composed entirely of Non-employee Directors individually noted as signatories to this report.

     The Compensation Committee is responsible for overseeing the development and for review and approval of:

     o  Overall compensation policy;

     o Salaries for the Chief Executive Officer and for approximately 18 other senior managers worldwide;

     o Aggregate cash incentive awards for Engelhard and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 18 other senior managers worldwide;

     o Plan design and policies related to senior management and employee awards of options and restricted stock; and

     o Individual grants under the Stock Option Plans, Stock Bonus Plan and awards under the 2002 Long Term Incentive Plan to the Chief Executive Officer and other senior employees worldwide.

     In exercising those responsibilities and in determining the compensation in particular of Mr. Perry and in general of other senior managers individually reviewed, the Committees examine and set:

     1.  BASE SALARY

         The Compensation Committee reviews salaries annually against industry practices as determined by a number of professional outside consultants who conduct annual surveys. Our current competitive target is to pay at or above the median for positions of comparable level. This target is being achieved on average for the professional, technical, and managerial salaried work force. Salary structures are set each year based on our target and its actual competitive position. A market analysis was done on the existing salary structure and it was determined that no major structure adjustments were necessary. Likewise, merit budgets are established based on a competitive target, actual competitive position, and our desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the United States, structure adjustments and merit budgets are determined based on local market conditions.

         Individual merit adjustments are based upon the managers' quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on capital, free cash flow, market share, new customers, and development of new commercial products. Performance is also considered in the context of expectations for behavior and the individuals' positions in their respective salary-ranges.

         Mr. Perry's salary was increased 2.7% for 2005 in accordance with competitive practice. Base salary continues to be less than one-fourth of total compensation for Mr. Perry and generally less than one-half of total compensation for other senior management. This reflects our emphasis on non-fixed compensation, which varies with Engelhard performance, and on other equity vehicles which are closely aligned with shareholder interests.

     2.  ANNUAL CASH AND LONG TERM EQUITY INCENTIVE COMPENSATION

         Our Management Incentive Plan integrates incentive compensation vehicles (including cash bonus award, restricted stock and stock options) to link total compensation for the participant with both competitive practice and the performance of Engelhard and/or the applicable business unit and the individual. The plan facilitates clarity of performance expectations and encourages the identification and commitment to exceptional results. Overall incentive pools are established for cash, restricted stock, and stock options. The pools are determined by a formula based on competitive total compensation for comparable performance; desired compensation mix among cash, restricted stock and options; and on the actual performance of Engelhard and its business units against specific predetermined levels of earnings targets. A threshold level is established below which incentives will not normally be paid. Management, under the direction of the Committee, may adjust these pools up or down based on the economic climate or other special circumstances. Individual awards are determined based on performance against specific objectives within the limits of the pools.

         The value of awards made for services in 2004 under Engelhard's Management Incentive Plan increased by 17% from 2003. As provided under this plan, the level of the pool generated for Engelhard overall and each business group depends upon that group's actual performance against targets established at the beginning of 2004. Once each group's pool was established, individual performance based awards were made as described below. In assessing the appropriate level of compensation for Mr. Perry, the Compensation Committee retained an independent compensation consultant, which was charged with reviewing both competitive practice and the Company's performance against applicable comparator companies to ensure that Mr. Perry's compensation was properly aligned with shareholders' interests and to further ensure that his compensation was aligned with performance. As part of this process the Company's performance against a peer group of companies was assessed; among the measures reviewed were one and three year results for operating margin, return on invested capital, total shareholder return, and return on average assets. In the aggregate these measures indicate that the Company's performance was at or about the 75th percentile when reviewed against the equivalent performance of the peer group. (Such review was supplemental to, and supportive of, other similar studies conducted at the Committee's direction during 2004.)

          a.   ANNUAL CASH INCENTIVE PROGRAM

               This program is designed to provide focus on expected annual results and recognition of accomplishment for the year.

               For 2004, actual cash payments determined under the Management Incentive Plan, including the cash incentive payments to all Executive Officers, were 92% of the competitively defined pool as factored for performance.

               For the year 2004, Mr. Perry received a cash incentive award of $1,760,000, compared with $2,014,900 for 2003. The 2003 amount includes $750,000 awarded under the 2003 Share Performance Incentive Plan, a formula-based plan that credits awards to a deferred compensation account and vests in three equal annual installments beginning on the first anniversary of the date of grant. See Note 4 to the Summary Compensation Table contained in "Executive Compensation and Other Information" on page 17. Mr. Perry was eligible for a similar award under the 2004 Share Performance Incentive Plan; however, share performance was not sufficient to generate an actual award. Total cash compensation paid to eligible participants reflects competitive practice for results achieved and is projected to be around the 75th percentile of competitive practice for those employees in businesses whose achievement of targeted results and whose individual performance warrants such compensation.

          b.   RESTRICTED STOCK AND RESTRICTED STOCK UNITS

               Providing for vesting of shares in equal amounts over a period of five years, the Key Employees Stock Bonus Plan is designed to align key employee and shareholder long-term interests by providing designated employees an equity interest in Engelhard. Eligible employees are reviewed annually for award grants determined in the manner previously described.

               The total equity value awarded under the Management Incentive Plan to Executive Officers and other participants for 2004 was 92% of the plan generated pool. The Committee determines the amount of the equity pool for the year, which is then converted to a combination of restricted stock and stock options. Approximately one-third of the value of this equity pool, using present value methodologies, awarded for 2004 was in the form of restricted stock.

               For the year 2004, Mr. Perry received a restricted stock award of
          15,420 shares under the Key Employees Stock Bonus Plan. For 2003, Mr. Perry received a restricted stock award of 13,190 shares under the Key Employees Stock Bonus Plan. In addition, an award of 21,470 restricted stock units was granted to Mr. Perry for 2003 under the 2002 Long-Term Incentive Plan. These restricted stock units vest ratably over five years with conversion to shares on payout, earn dividend equivalents that accrue interest and are generally comparable in economic benefit to the Company's traditional restricted stock awards, except that these restricted stock units do not vest on retirement absent a determination by the Board. The award of these restricted stock units reflected the Committee's determination, based on the specific report of a nationally recognized compensation consulting firm as well as additional supporting data, that Mr. Perry's annual compensation was below the target level in relation to CEO compensation at peer organizations, and that the award of additional restricted stock units to Mr. Perry provided an effective means to address the differential while incentivizing both performance and retention.

               In accordance with the terms of his employment agreement, Mr. Perry was also awarded special restricted stock awards for 2001 of 29,300 shares that do not vest until the fifth anniversary of the award, when they vest entirely. See "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 21.

          c.   STOCK OPTIONS

               Our Stock Option Plans have been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are the major driver of senior management compensation aligning their reward with shareholder interests. As noted above, approximately two-thirds of the compensation value of the equity pool was paid in the form of stock options.

               In addition, senior managers worldwide including all the Executive Officers are reviewed for annual stock option grants determined under the Management Incentive Plan in the manner previously described. Options vest in equal increments over four years and normally have a ten-year life. Options granted for 2004 under the Management Incentive Plan were 92% of the pool generated.

               For the year 2004, Mr. Perry received 258,688 stock option awards under the Management Incentive Plan. He received 238,388 stock options for 2003.

               In light of the expiration of certain options held by employees during a company-mandated blackout period in 2004, the Committee authorized cash awards to those employees in an aggregate amount of $1,109,135, which represented the economic value of the expired options as of the expiration date of the options.

     The Committee directs the purchase of compensation survey information from several independent professional consultants in order to renew the base, annual cash incentive, and total compensation of Mr. Perry and other individual senior managers and employee groups. The Committee is generally satisfied that relevant competitive data and achievements of Engelhard indicate the compensation design supported the objectives of attracting and retaining key talent, providing incentives for superior performance, and aligning employee and shareholder interests. Nevertheless, the Committee has reevaluated the compensation program design as part of their ongoing process of oversight on such matters and adopted the Incentive Compensation Plan for Key Employees, which replaces the Management Incentive Plan beginning with 2005. The new plan responds to the Committee's desires to add additional performance measures. The new plan integrates incentive compensation vehicles (including cash bonus award, restricted stock, stock options and long-term performance units) to link total compensation for the participant with the performance of Engelhard and/or the applicable business unit and the individual. Restricted stock, stock option and long term performance unit awards are granted under shareholder approved long term incentive plans. The plan facilitates clarity of performance expectations and encourages the identification and commitment to exceptional results.

     Overall incentive pools are established consisting of cash, restricted stock and stock options. The level of the pool generated for Engelhard overall and each business group depends upon that group's actual performance against targets established at the beginning of each year (which, for executive officers, is based on Engelhard's earnings per share). The pools are determined by a formula based on the base salary of each eligible employee in the pool (including specific designations for Mr. Perry), the actual performance of Engelhard and/or its business units against specific predetermined levels of earnings targets. A threshold level is established for each pool below which incentives will not normally be paid to that pool. Engelhard's Compensation Committee may adjust these pools up or down in its sole discretion. Once each group's pool is established, individual performance based awards are made based on the individual's performance and the performance of the group. In addition, through awards of long term performance units, eligible plan participants will have the opportunity to earn additional cash compensation contingent upon the attainment of cumulative three-year weighted performance objectives. The initial grant is based upon a percentage of base salary, which varies depending on band level.

     Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of Engelhard) to no more than $1 million each. The Committee is aware of this limitation and will continue to consider tax consequences as well as other relevant factors in connection with compensation decisions.

                             COMPENSATION COMMITTEE

Marion H. Antonini                Norma T. Pace                   Henry R. Slack

                                PERFORMANCE GRAPH
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(a)
                   AMONG ENGELHARD CORPORATION, S&P 500 INDEX
                            AND ALL S&P CHEMICALS(b)


            [Table below represents line chart in the printed piece]

                                                       DECEMBER 31,
                                  -------------------------------------------------------
                                   1999      2000      2001     2002      2003     2004
                                  -------   -------   -------  -------   -------  -------
Engelhard Corporation ..........   100.00    110.51    152.50   125.04    170.26   176.91
S&P 500 Index ..................   100.00     90.90     80.09    62.39     80.29    89.03
All S&P Chemicals ..............   100.00     87.40     89.38    85.91    108.14   130.60

-------------------
(a) Assumes $100 invested on December 31, 1999 in each referenced group with reinvestment of dividends.

(b) The All S&P Chemicals index includes all 43 companies (including Engelhard) in all chemical subindices from the S&P 1500.

                            REPORT OF AUDIT COMMITTEE

GENERAL

     The primary purpose of the Audit Committee is to assist the Board of Directors' oversight of (a) the integrity of Engelhard's financial statements,
(b) the independent auditor's qualifications and independence, (c) the performance of Engelhard's internal audit function and independent auditors and
(d) Engelhard's compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint and terminate Engelhard's independent auditors. The Audit Committee is composed of all independent directors and operates under a written charter adopted and approved by the Board of Directors, attached as Appendix A to this Proxy Statement. During the fiscal year 2004, the Audit Committee held 12 meetings.

     It is not the responsibility of the Audit Committee to plan or conduct audits, determine that Engelhard's financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles, or to certify Engelhard's financial statements. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to guarantee the independent auditor's report or to assure compliance with laws and regulations and Engelhard's Policies of Business Conduct.

     Based on the Audit Committee's review of the audited financial statements as of and for the fiscal year ended December 31, 2004 and its discussions with management regarding such audited financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES), its discussions with the independent auditors regarding such auditor's independence, the matters required to be discussed by the Statement on Auditing Standards 61 (COMMUNICATION WITH AUDIT COMMITTEES) and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2004 be included in Engelhard's Annual Report on Form 10-K for such fiscal year.

                                 AUDIT COMMITTEE

Douglas G. Watson                David L. Burner                 James V. Napier

The foregoing Audit Committee Report shall not be incorporated by reference into any of Engelhard's prior or future filings with the SEC, except as otherwise explicitly specified by Engelhard in any such filing.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Ernst & Young LLP ("E&Y") expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

FEES BILLED TO ENGELHARD BY E&Y DURING EACH OF THE FISCAL YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

     AUDIT FEES

     The aggregate audit fees billed to Engelhard by E&Y, which consists principally of services rendered in connection with the audit of Engelhard's financial statements included in Engelhard's Annual Report on Form 10-K for Fiscal Year 2004, the review of Engelhard's financial statements included in Engelhard's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2004 and statutory audits in non-U.S. locations, totaled $5,199,000 as compared to $3,092,000 for the fiscal year ended December 31, 2003.

     AUDIT-RELATED FEES

     The aggregate fees billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2004 and December 31, 2003 for audit-related services totaled $400,000 and $439,000, respectively. Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of government research programs.

     TAX FEES

     The aggregate fees billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2004 and December 31, 2003 for tax services totaled $762,000 and $3,170,000, respectively. Tax fees consist of tax planning and tax compliance services.

     OTHER FEES

     No other fees were incurred or billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2004 and December 31, 2003, other than those described above.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee considered and concluded that the provision of non-audit services by E&Y is compatible with maintaining auditor independence.

     Audit fees are reviewed and explicitly approved by the Audit Committee on an annual basis. Engelhard's Audit Committee has established detailed policies and procedures for the pre-approval of audit, audit-related, tax and other services. These procedures include review and approval of the nature of permissible services in 31 specific service categories. The Audit Committee has pre-approved fees within nine service categories. Additionally, and notwithstanding any pre-approval, any individual service for $100,000 or more requires explicit review and approval of the Audit Committee before the auditor is engaged. The Chairman has authority to approve engagements within permitted service categories on an interim basis, subject to review at the next Audit Committee meeting.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors is required by law and applicable New York Stock Exchange rules to be directly responsible for the appointment, compensation and retention of the Company's independent registered public accounting firm. The Audit Committee has appointed E&Y as the independent registered public accounting firm for the year ending December 31, 2005. While stockholder ratification is not required by the Company's By-laws or otherwise, the Board of Directors is submitting the selection of E&Y to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of E&Y as the company's independent registered public accounting firm to audit the Company's consolidated financial statements for the year ending December 31, 2005. The persons designated as proxies will vote FOR the ratification of E&Y as the Company's independent registered public accounting firm, unless otherwise directed.

                          FUTURE SHAREHOLDER PROPOSALS

HOW DO I MAKE A PROPOSAL FOR THE 2006 ANNUAL MEETING?

     The deadline for you to submit a proposal pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders (the "2006 Annual Meeting") is November 30, 2005. Any shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act must be received by us after December 30, 2005 and before January 29, 2006. If received by us after January 29, 2006, then our proxy for the 2006 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2006 Annual Meeting.

                                  HOUSEHOLDING

     The SEC has adopted amendments to its rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Investor Relations Department, Engelhard Corporation, 101 Wood Avenue, Iselin New Jersey 08830.

     If you are currently a shareholder sharing an address with another shareholder and wish to have your future proxy statements and annual reports householded (i.e., receive only one copy of each document for your household) please contact us at the above address.

                     ELECTRONIC DELIVERY OF PROXY MATERIALS

     As an alternative to receiving printed copies of these materials in future years, we are pleased to offer shareholders the opportunity to receive proxy mailings electronically. Electronic delivery saves us money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials and to vote your shares online. To request electronic delivery, please vote via the Internet at www.eproxy.com/ec and, when prompted, enroll to receive or access proxy materials electronically in future years. You may discontinue electronic delivery at any time.

                             ELECTRONIC PROXY VOTING

     Registered shareholders can vote their shares via (1) a toll-free telephone call from the U.S. and Canada; (2) the Internet; or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholder's identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

                                  OTHER MATTERS

     At the date of this proxy statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of Engelhard.

                                    By Order of the Board of Directors

                                                ARTHUR A. DORNBUSCH, II
                                            VICE PRESIDENT, GENERAL COUNSEL
                                                     AND SECRETARY

April 4, 2005

                                                                      APPENDIX A
                                                                      ----------

                              ENGELHARD CORPORATION
                             AUDIT COMMITTEE CHARTER

I.   AUDIT COMMITTEE PURPOSE

     The Audit Committee (the "Committee"), in its capacity as a committee of the Board, shall assist the Board in overseeing:

      --    the integrity of the Company's financial statements,

      -- the compliance by the Company with all applicable laws, regulations and corporate policies,

      --    the independent auditor's qualifications and independence, and

      -- the performance of the Company's internal audit function and independent auditor.

     The Audit Committee shall prepare an audit committee report as required by the SEC to be included in the Company's proxy statement.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the responsibility or duty of the Committee to plan or conduct audits, to guarantee the auditor's report, to certify the Company's financial statements or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or applicable rules and regulations. It is also not the responsibility of the Committee to ensure compliance with laws and regulations or with the Company's Policies of Business Conduct. These are the responsibilities of management and the independent auditor, as appropriate.

II.  AUDIT COMMITTEE AUTHORITY

     The Committee has the sole authority to, and shall directly, appoint, retain, evaluate and terminate the Company's independent auditor, which shall report directly to the Committee. The Committee shall be directly responsible for determining the compensation (including as to fees and terms) and oversight of the work of the Company's independent auditor
     (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Committee shall have the sole authority to, and shall pre-approve all auditing services and permitted non-audit services performed for the Company by the independent auditor, subject to applicable laws, rules and regulations. The Committee has the authority, without Board approval, to retain, at the Company's expense, independent or outside legal, accounting, or other advisors of its choice as it deems necessary or appropriate in the performance of its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to such advisors employed by the Committee, to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     The Committee may request any officer or employee of the Company or the Company's counsel or independent auditor to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Committee may delegate authority to an individual member of the Committee or to subcommittees to the extent permitted by applicable laws, rules and regulations, including those of the New York Stock Exchange.

III. AUDIT COMMITTEE MEMBERSHIP AND MEETINGS

     The Committee shall be comprised of three or more independent directors appointed annually by the Board. Each member shall comply with and satisfy requirements of the New York Stock Exchange and all other applicable laws, rules and regulations and may be removed by the Board of Directors in its discretion. If a Committee Chairman is not designated or present, the members of the Committee may designate a Chairman by majority vote of the Committee membership present at the meeting.

     All members of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgement, or must become financially literate within a reasonable time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board in its business judgment.

     The Committee shall meet at stated times four times per year, or more frequently as circumstances dictate. Meetings of the Committee shall be called by the Chairman of the Committee or the Chief Executive Officer of the Company. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company's records.
     Reports of meetings of the Committee shall be made to the Board at its regularly scheduled meeting following the Committee meeting accompanied by any recommendations to the Board approved by the Committee.

     Periodically, the Committee shall meet with management, the director or senior representative of internal audit and the independent auditor in separate sessions to discuss any matters that the Committee or any of the aforementioned believes should be discussed.

IV.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     The Committee shall:

     A.    GENERAL

           1. Meet to review and discuss with management and the independent auditor the annual audited financial statements, including reviewing the specific disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any related certifications required to be made by any officer of the Company, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

           2. Meet to review and discuss with management and the independent auditor the Company's quarterly financial statements, including reviewing the specific disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any related certifications to be made by any officer of the Company, including the results of the independent auditor's reviews of the quarterly financial statements.

           3. Review the Company's disclosure controls and procedures and the certifications required to be made by any officer of the Company in each of the Company's quarterly reports on Form 10-Q and the Company's annual report on Form 10-K.

           4. Discuss with management the Company's earnings press releases, including the type and presentation of information to be included therein, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee's responsibility to discuss earnings releases as well as to review any financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

           5. Prepare a report to shareholders to be included in the Company's annual proxy statement in accordance with applicable laws, rules and regulations.

           6. Discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

           7. Review with management and/or the independent auditor, and discuss as necessary, all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

           8. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

           9. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

           10. Review and assess any legal, regulatory and environmental matters that may have a material impact on the Company's financial statements.

           11. Review the adequacy of internal controls and the activities of the Company's internal audit department, including the proposed annual audit plan, periodic reports on the status of the plan, assessments of the Company's risk management processes and system of internal control, and summaries of any significant issues raised during the performance of internal audits.

           12.  Review  and  assess  compliance  with all  applicable  rules and regulations of the SEC and the New York Stock Exchange specifically applicable to the composition and responsibilities of the Audit Committee.

           13. Review annually the Company's Policies of Business Conduct, which prohibits unethical or illegal activities by the Company's directors, officers and employees, as well as review the actions taken to monitor compliance with the Code.

           14. Recommend to the Board any waivers for directors or executive officers proposed to be granted, and review any material waivers for non-executive officers or employees granted by the General Counsel, pursuant to the Company's Policies of Business Conduct.

     B.    INDEPENDENT AUDITORS

           The Committee shall:

           1. Set clear policies for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account.

           2. Review and evaluate the experience and qualifications of the lead (or coordinating) partner of the independent auditor.

           3. Obtain and review a report from the independent auditor at least annually describing (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues, and (c) in order to assess the auditor's independence, all relationships between the independent auditor and the Company.

                Evaluate the qualifications, performance and independence of the independent auditor, taking into account the foregoing report, the services provided by the independent auditor and the opinions of management and the internal auditor. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Committee should further consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the audit firm itself. The Committee shall present it conclusions to the full Board.

           4. Discuss with the independent auditor any matters required to be discussed in accordance with SAS 61 relating to the conduct of the audit. In particular, discuss:

                (a) the adoption of,  proposal of, or changes to, the  Company's significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

                (b) any  management  or internal  control  letter  provided,  or proposed to be provided, by the independent auditor and the Company's response to that letter; and

                (c) any  difficulties  encountered  in the  course  of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

           5. Review with the independent auditor and financial management of the Company the scope and staffing of the proposed audit for the current year and, at the conclusion thereof, review such audit including any comments or recommendations of the independent auditor.

           6. Review with the independent auditor any audit problems or difficulties and management's response.

           7. Receive, and take any required or appropriate action in relation to, all reports and other communications which the independent auditor is required to make to the Audit Committee, including timely reports concerning:

                (a) all critical accounting policies and practices to be used;

                (b) all alternative  treatments of financial  information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

                (c) other   material   written    communications   between   the
                    independent auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

           8. Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

           9. Obtain assurance from the independent auditor that the Company is in compliance with the provisions of Section 10A of the Securities Exchange Act of 1934, as amended.

     C.    OTHER AUDIT COMMITTEE RESPONSIBILITIES

           The Committee shall:

           1. Review and reassess the adequacy of this Charter and the Committee's own performance annually or more often as conditions dictate, and recommend proposed changes to the Board.

           2. Review the appointment, performance and replacement of the senior internal auditing executive and the performance of the internal audit group.

           3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

           4. Perform any other activities consistent with this Charter, the Company's By-laws and as the Committee or the Board deems necessary or appropriate.

                                                                      APPENDIX B
                                                                      ----------

                              ENGELHARD CORPORATION
                         DIRECTOR INDEPENDENCE STANDARDS

The Board of Directors of Engelhard Corporation (the "Company") has adopted the following standards to assist it in making determinations of independence in accordance with the NYSE Corporate Governance rules.

EMPLOYMENT RELATIONSHIPS

A director will be deemed to be independent unless, within the preceding three years:

     o such director

          o is or was an employee of the Company or any of the Company's subsidiaries, other than an interim Chairman or Chief Executive Officer or other executive officer;

          o is a current partner of  the Company's internal or external auditor;

          o is a current employee of the Company's internal or external auditor; or

          o was (but is no longer) a partner or employee of the Company's internal or external auditor who personally worked on the Company's audit within that time.

     o any immediate family member of such director

          o is or was an executive officer of the Company or any of the Company's subsidiaries;

          o is a current partner of the Company's internal or external auditor;

          o is a current employee of the Company's internal or external auditor who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or

          o was (but is no longer) a partner or employee of the Company's internal or external auditor who personally worked on the Company's audit within that time.

COMPENSATION RELATIONSHIPS

A director will be deemed to be independent unless, within the preceding three years:

          o such director has received during any twelve-month period more than $100,000 in direct compensation from the Company or any of its subsidiaries other than: (i) director and committee fees; (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service; and (iii) compensation received for former service as an interim Chairman or Chief Executive Officer or other executive officer; or

          o an immediate family member of such director has received during any twelve-month period more than $100,000 in direct compensation from the Company or any of its subsidiaries as a director or executive officer other than: (i) director and committee fees and (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service.

COMMERCIAL RELATIONSHIPS

A director will be deemed to be independent unless:

          o such director is a current employee of another company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

          o an immediate family member of such director is a current executive officer of another company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

CHARITABLE RELATIONSHIPS

A director will be deemed to be independent unless such director is an executive officer of a tax-exempt organization that, within the preceding three years, received contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such tax-exempt organization's consolidated gross revenues; unless the Board determines such relationships not to be material or otherwise consistent with a Director's independence.

INTERLOCKING DIRECTORATES

A director will be deemed to be independent unless, within the preceding three years:

          o such director is or was employed as an executive officer of another company where any of the Company's or its subsidiaries' present executive officers at the same time serves or served on that company's compensation committee; or

          o an immediate family member of such director is or was employed as an executive officer of another company where any of the Company's or its subsidiaries' present executives at the same time serves or served on that company's compensation committee.

OTHER RELATIONSHIPS

For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director's independence.

For purposes of the standards set forth above, "immediate family member" means any of such director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law (other than those who are no longer family members as a result of legal separation or divorce, or those who have died or become incapacitated) and anyone (other than a domestic employee) who shares such director's home. For purposes of the standards set forth above, "executive officer" means the Company's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company's subsidiaries shall be deemed officers of the Company if they perform such policy-making functions for the Company.

These standards shall be interpreted in a manner consistent with the New York Stock Exchange Corporate Governance Rules.

                                                [ENGELHARD Logo Omitted]





                                                        NOTICE OF
                                                     ANNUAL MEETING
                                                           OF
                                                      SHAREHOLDERS
                                                        AND PROXY
                                                        STATEMENT

                                                       May 5, 2005

                              ENGELHARD CORPORATION


PROXY

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
               FOR THE ANNUAL MEETING OF SHAREHOLDERS-MAY 5, 2005

     The undersigned  hereby  constitutes and appoints Barry W. Perry and Arthur
A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ 08830-3010 on Thursday, May 5, 2005 at 10:00 a.m. Eastern Daylight Savings Time and at any adjournments thereof, on all matters coming before said meeting.

     The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendation of the Board of Directors. This proxy, if properly executed and delivered, will revoke all prior proxies related to the shares.

________________________________________________________________________________
ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
________________________________________________________________________________








________________________________________________________________________________



--------------------------------------------------------------------------------
                             ^ FOLD AND DETACH HERE ^

     Dear Shareholder(s)

     Enclosed you will find material relating to the Company's 2005 Annual Meeting of Shareholders. The notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

     Whether or not you expect to attend the Annual Meeting, please complete the reverse side of the attached proxy card and return promptly in the accompanying envelope, which requires no postage if mailed in the United States. Please remember that your vote is important to us.

                                                           ENGELHARD CORPORATION

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE      Please
MANNER DIRECTED HEREIN BY THE UNDERSIGNED                   Mark Here      [   ]
SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY         for Address
WILL BE VOTED FOR PROPOSALS 1 AND 2.                        Change
                                                            or Comments
                                                            SEE REVERSE SIDE


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

                             FOR         WITHHELD
1. Election of Directors;   [   ]         [   ]

   01 Barry W. Perry

   02 Douglas G. Watson

(To withhold vote for any individual nominee write that name below.)

______________________________________

                                                     FOR     AGAINST    ABSTAIN
2. Ratification of the appointment of Ernst &       [   ]     [   ]      [   ]
   Young LLP as independent registered public accounting firm.

3. In their discretion, upon other matters as they properly may come before the meeting.


Choose MLINK(SM) for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to INVESTOR SERVICEDIRECT(R) at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

                     I PLAN TO ATTEND   [   ]
                         THE MEETING

SIGNATURE ____________________ SIGNATURE_____________________ DATE______________

PLEASE MARK, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                      VOTE BY INTERNET OR TELEPHONE OR MAIL

                          24 HOURS A DAY, 7 DAYS A WEEK

           INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN DAYLIGHT TIME THE DAY PRIOR TO ANNUAL MEETING DAY.

    YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY
                                      CARD.

-----------------------------     --------------------     --------------------
        INTERNET                       TELEPHONE                    MAIL
http://www.proxyvoting.com/ec      1-866-540-5760 Use         Mark, sign and
   Use the internet to               any touch-tone         date your proxy card
    vote your proxy.           OR  telephone to vote   OR   and return it in the
  Have your proxy card              your proxy. Have              enclosed
    in hand when you               your proxy card in           postage-paid
  access the web site.            hand when you call.            envelope.
-----------------------------     --------------------     --------------------







IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK
                                YOUR PROXY CARD.


 YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT ON THE INTERNET AT http://www.proxyvoting.com/ec